Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Victory Capital Holdings Corporation and Subsidiaries
San Diego, California

We hereby consent to the incorporation by reference in this Registration Statement of Victory Capital Holdings Corporation and Subsidiaries, on Form S-8, of our audit report dated April 5, 2005, which includes an emphasis paragraph relating to the Company’s ability to continue as a going concern, of Victory Capital Holdings Corporation and Subsidiaries, for the year ended December 31, 2004, and to all references to our firm included in this Registration Statement.

HJ Associates & Consultants, LLP

Date: February 3, 2006	By:	/s/ HJ Associates & Consultants, LLP
HJ Associates & Consultants, LLP
Salt Lake City, Utah